Contract
between
Membrana GmbH, Öhder Straße 28, 42289 Wuppertal
henceforth “company”
and
Dr. Stefan Geyler, Liefergasse 7, 40213 Düsseldorf
to agree to the following annulment of obligatory relationship
Preamble
The company terminated the employment relationship existing since 01.08.1990 and in the employment contract of 26.06.1998 with Dr. Geyler through correct observation of notice period on 26.06.2006, notice being duly served on the same day and effective as of 30.06.2007. After initiating an unfair dismissal protection suit now pending under file no. 6 Ca 2283/06 at the Wuppertal Industrial Tribunal and following comprehensive legal advice, Dr. Geyler has concluded that he cannot raise any objections to the termination of employment notice.
1.	The parties agree, that the employment agreement existing between them will terminate on 30.06.2007 as instigated by the company.

2.	Dr. Geyler has the right to terminate the employment agreement prematurely before the 30.07.2007 by serving notice of 14 days to the end of the month. This termination complies with the expressed wishes of the company.

3.	Owing to the termination of his employment and the loss of his job Dr. Geyler will receive a redundancy payment of 185,000.00 € gross (in writing:one hundred and eighty-five thousand euros) to compensate the loss of status of possession according to §§ 3 no. 9, 34, 24 EstG as well as in appropriate application of §§ 9, 10,KSchG.

4.	The redundancy payment according to no. 3 of this agreement increases for every full month of premature withdrawal from employment according to no. 2 of this agreement by 5, 750,00 € gross. With this payment all claims for compensation for the period of prohibition of competition have been fulfilled. The prohibition of competition remains effective until 30.06.2007.

5.	The redundany pay claim is inheritable and already comes into effect with the signing of this agreement. The severance pay falls immediately due on the termination of employment.

6.	On signing this agreement to annul both parties undertake to seek a settlement within the content of this agreement in the pending action before the Wuppertal Industrial Tribunal.

The final settlement will be made in writing according to § 278 Abs.6 Satz 1 ZPO. The company will pay 50% of the legal costs and lawyer’s fees.

7.	The company reserves its rights to suspend Dr. Geyler at any time until the termination of employment from his duties on continued payment of the agreed emoluments. Due to the special circumstances of redundancy all claims to holidays up to the termination of employment have been completely fulfilled. Eventual interim earnings during the period of withdrawal will not be forfeited to the employer. During his suspension from duties Dr. Geyler is authorized to use his company phone at the company’s expense for job application activities.

8.	Dr. Geyler is entitled under the terms of his contract to company pension benefits. The basis of computation for pension benefit is the current monthly remuneration of 11,536.00 €. The vested right to future pension payment remains in effect according to § 1 Abs. 1 BetrAVG. The amount of benefit due can be obtained from the attached enclosure.

9.	After signing this agreement Dr. Geyler has the right to give lectures, carry out training activities and publish at his own cost without having to seek permission from the company. Earnings from these activities will not be deducted by the company from the payments promised in this agreement.

10.	Dr. Geyler will receive his interim testimonial enclosed with this agreement. On termination of employment Dr. Geyler will receive a final testimonial under that date and corresponding to the content of the interim testimonial. The company will only give information corresponding with this testimonial.

11.	Dr. Geyler will return within two weeks of signing this agreement all documents and objects in his possession but which belong to the company. Dr. Geyler will purchase the mobile phone Handy Nokia in his possession on 01.10.2006 without guarantee at the price of 50.00 € plus VAT. He will take over the existing D2-contract with the phone no. 0172/7051230 on 30.09.2006. Until this time the company will accept monthly costs to the amount of 100.00 €.

12.	Dr. Geyler undertakes to treat as confidential all information acquired during his employment by the company, pertaining to internal procedures, especially business and company secrets, also beyond the termination of his employment.

13.	Press releases and other statements to indeterminate circles will only be given after wording agreed by both parties. This does not include the American company, which reserves its right to publish the retirement of Dr. Geyler together with the conditions according to US guidelines.

14.	This agreement finally regulates the continued employment relationship between the company and Dr. Geyler until 30.06.2007 and termination of this to that or an earlier date according to no. 4 of this agreement. With the fulfillment of obligations from this agreement all mutual claims by the parties have been settled. There is no reason for a contractual right of revocation. The general meeting of members will formulate a vote of formal approval as a supplement to the passing of this agreement according to § 46 no. 5 GmbHG.

15.	As far as otherwise stated each party pays its own costs and those of their own advisers in connection with the completion and execution of this contract.

16.	To ensure the continued and undiminished claim to unemployment benefit Dr. Geyler is obliged under § 37 b SGB III immediately on conclusion of this agreement to annul to report in person to the Employment Office as seeking employment. By giving this information the company has discharged its duty according to § 2 II 2 SGB III.

17.	Any changes or supplements to this agreement must be made in writing. In the event of a term being or becoming invalid, this will not affect the other terms. A legally acceptable term approximating as much as possible in meaning would replace the invalid one.

Wuppertal, 27 July 2006	Wuppertal, 27 July 2006

/s/ Christian Vogelsang

/s/ Josef Sauer	/s/ Dr. Stefan Geyler

Membrana GmbH	Dr. Stefan Geyler

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